Exhibit 99.1

     News Release

For Immediate Release	Contact:	Stacy Frole	(419) 627-2227
November 2, 2017
CEDAR FAIR REPORTS RECORD THIRD QUARTER REVENUES; INCREASES QUARTERLY CASH DISTRIBUTION
SANDUSKY, OHIO, November 2, 2017 -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today reported results for the third quarter ended September 24, 2017. It also reported attendance and guest spending trends through October, announced an increase in its quarterly cash distribution and provided an update on its anticipated long-term growth rates going forward.
Highlights

•
Cedar Fair reported record net revenues of $653 million in the third quarter. This increase over last year’s record results reflects the Company’s continued success in driving attendance while increasing average in-park guest per capita spending.

•	Preliminary net revenues on a same-park basis through October 29, 2017, were up 1%, driven by a 1% increase in attendance and a 1% increase in average in-park guest per capita spending.

•
Cedar Fair’s Board of Directors declared a 4% increase in the Company’s quarterly cash distribution to $0.89 per limited partner (LP) unit, payable December 15, 2017. This distribution represents an annualized rate of $3.56 per LP unit and a more than 5.5% yield at current market prices.

•	The Company continues to believe in the strength of its business model and expects its FUNforward long-term strategy to continue to drive an Adjusted EBITDA CAGR of 4% going forward.
"Our commitment to providing a compelling experience for audiences of all ages is the foundation of our growth strategy,” said Matt Ouimet, Cedar Fair’s chief executive officer. “Because of this commitment the underlying demand for our products remains strong, as has been the case with our performance through this past weekend. Guests have responded extremely well to our new rides, attractions and immersive entertainment offerings. Attendance and guest spending reached record levels through this past weekend

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter Revenues;
Increases Quarterly Cash Distribution
November 2, 2017

and we expect that to continue into November and December as we expand our WinterFest celebrations to three more parks this year.”
Based on its performance to date and expectations through the end of the year, the Company is reconfirming its full-year Adjusted EBITDA forecast of $480 million to $490 million in 2017.
Ouimet continued, “In recognition of our current-year performance, positive outlook and strong balance sheet, our Board has declared a 4% increase in our fourth-quarter distribution. This reflects our confidence that cash flow will be more than sufficient to maintain and grow the distribution amount going forward while also allowing us to strategically invest in our business to support long-term growth.”
Third-Quarter Results
Cedar Fair’s net revenues increased to a record $653 million for the third quarter, up from $650 million in the third quarter a year ago. Net income for the quarter was $191 million, or $3.38 per diluted LP unit, compared with $175 million, or $3.10 per diluted LP unit, during the same period last year.
The increase in revenues for the quarter was the result of a 2%, or $0.72, increase in average in-park guest per capita spending, offset somewhat by a less than 1 percent, or 64,000-visit, decrease in attendance and a 4%, or $3 million, decrease in out-of-park revenues, including resort accommodations, when compared with last year’s third quarter.
Excluding a non-core, stand-alone water park that was closed in September 2016, net revenues on a same-park basis increased 1%, or $7 million, for the third quarter. During this same period, attendance on a same-park basis increased 1%, or 103,000 visits, and average in-park guest per capita spending was up 1%, or $0.39.
The Company attributes the increase in third quarter attendance on a same-park basis to its strong capital program, including Mystic Timbers, a world-class wooden roller coaster at Kings Island, and the expansion of its two separately gated water parks at Knott’s Berry Farm and Cedar Point. The introduction of a month-long celebration at Canada’s Wonderland in July in honor of the country’s 150th anniversary also contributed to the third-quarter attendance growth.
In regards to average in-park guest per capita spending, the Company reported an increase in both admissions per capita spending and pure in-park spending. It was the food and beverage category that led the increase

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter Revenues;
Increases Quarterly Cash Distribution
November 2, 2017

in pure in-park spending, driven by the continued growth of the all-season dining and beverage programs. The increased admissions per capita spending is a result of the high value guests see in the Company's product offerings, particularly in its new rides and attractions, group entertainment facilities and season pass programs.
Third-quarter operating costs and expenses of $327 million increased $11 million, or 3%, compared with the third quarter of 2016. The increase was primarily attributable to an increase in labor costs due to higher market/minimum wage rates, higher operating supplies related to new multi-week special events, the timing of maintenance projects and a legal reserve accrual. Cost of goods sold for the third quarter was comparable with the prior-year period.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, was $334 million, down less than 1 percent, or $2 million, when compared with the record Adjusted EBITDA achieved in the third quarter of last year. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Results Through October
Based on preliminary results, same-park net revenues through October 29, 2017, were approximately $1.24 billion, up 1%, or $12 million, compared with the same period last year. The rise in net revenues was the result of a 1%, or 192,000-visit, increase in attendance to a record 24.1 million visits and a 1%, or $0.33, increase in average in-park guest per capita spending to a record $47.40. During this same period, out-of-park revenues decreased 2%, or $3 million, to $133 million compared with 2016.
Commenting on October results, Ouimet said, “Our focus on creating urgency through immersive multi-week special events has had a significant impact on our year-to-date results. This year we expanded our day-time family Halloween offerings and continued to grow our night-time Halloween Haunt events. Our ability to broaden our entertainment offerings for audiences of all ages, combined with pent up consumer demand from this summer, resulted in our best post-Labor Day performance in the Company's history.”
Since the end of the third quarter of 2017, the Company has experienced a 7% increase in same-park net revenues when compared with the same period last year. This increase was driven by a 5% increase in attendance and a 4% increase in average in-park guest per capita spending.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter Revenues;
Increases Quarterly Cash Distribution
November 2, 2017

Distribution Declaration
Today, the Company also announced the declaration of a quarterly cash distribution of $0.89 per LP unit, representing a 4% increase. The distribution will be paid on December 15, 2017, to unitholders of record as of December 4, 2017.
Long-Term Outlook
In early 2012, Cedar Fair launched its FUNforward strategic plan and while this plan continues to evolve, the core focus remains the same: To be THE place to be for FUN. The solid execution of the FUNforward initiatives over the past six years has delivered an Adjusted EBITDA CAGR of 4% and the Company expects this momentum to continue going forward.
“This is an exciting and transformative period for Cedar Fair,” said Richard Zimmerman, Cedar Fair’s president and chief operating officer. “Our guests find great value in our immersive entertainment offerings. We remain focused on enhancing and broadening the overall guest experience through continued innovation and expanded entertainment offerings. We will also focus on driving demand in attendance and growing guest spending through compelling marketing campaigns and dynamic pricing strategies. In the end, transforming our parks into THE place to be for FUN will mean that our guests are visiting more often, staying longer and spending more.”
Zimmerman stated the strength of the Company’s business model and demand for its products generate a significant amount of free cash flow that allows it to invest in its business for both the short and long term. Going forward, the Company expects to spend approximately 10% of its revenues on marketable new rides, attractions and park infrastructures on an annual basis. “We will lean into our brand positioning work to ensure attractions and immersive entertainment offerings are true to each park’s unique history and local market tastes,” he added. “Over the long term, and when financially warranted, we also plan to invest incremental capital dollars in the development of land adjacent to our parks. The primary focus will be to drive additional park admissions and wholly incremental revenue streams through activities that leverage our installed asset base.”
Zimmerman concluded by stating, “We have a 30-year history of delivering a steady and predictable stream of income to our unitholders while continuing to invest in our business. We remain committed to steadily increasing our distribution to unitholders on an annual basis consistent with our expected 4% annual growth

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter Revenues;
Increases Quarterly Cash Distribution
November 2, 2017

rate in Adjusted EBITDA. We are very excited to be a leader in an industry with the potential to grow and will continue to do everything necessary to be an attractive total return investment for our unitholders for many years to come.”
Conference Call
The Company will host a conference call with analysts today, November 2, 2017, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via Cedar Fair’s Investor Relations website (ir.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, Thursday, November 2, 2017, until 11:59 p.m. ET, Thursday, November 16, 2017. In order to access the replay of the earnings call, please dial 1-844-512-2921 followed by the access code 3960884.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: “FUN”), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and five hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter Revenues;
Increases Quarterly Cash Distribution
November 2, 2017

factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
This news release and prior releases are available online at www.cedarfair.com.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter Revenues;
Increases Quarterly Cash Distribution
November 2, 2017

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Nine months ended
	9/24/2017	9/25/2016	9/24/2017	9/25/2016
Net revenues:
Admissions	$361,279	$361,949	$598,723	$604,947
Food, merchandise and games	205,137	202,341	356,512	354,032
Accommodations, extra-charge products and other	86,273	85,993	138,570	137,776
	652,689	650,283	1,093,805	1,096,755
Costs and expenses:
Cost of food, merchandise, and games revenues	52,647	52,057	92,376	92,860
Operating expenses	202,710	199,292	447,379	441,421
Selling, general and administrative	71,663	65,099	151,142	142,082
Depreciation and amortization	70,060	64,685	126,237	118,175
Loss on impairment / retirement of fixed assets, net	1,347	1,355	3,057	5,382
Gain on sale of investment	(1,877)	—	(1,877)	—
	396,550	382,488	818,314	799,920
Operating income	256,139	267,795	275,491	296,835
Interest expense	21,638	20,957	62,472	61,869
Net effect of swaps	(952)	1,650	3,717	8,902
Loss on early debt extinguishment	—	—	23,115	—
(Gain) loss on foreign currency	(29,193)	7,341	(35,047)	(23,675)
Other income	(416)	(58)	(464)	(84)
Income before taxes	265,062	237,905	221,698	249,823
Provision for taxes	73,747	62,918	63,769	65,339
Net income	191,315	174,987	157,929	184,484
Net income allocated to general partner	1	2	1	2
Net income allocated to limited partners	$191,314	$174,985	$157,928	$184,482

Net income	$191,315	$174,987	$157,929	$184,484
Other comprehensive income (loss), (net of tax):
Foreign currency translation adjustment	(11,143)	1,397	(13,085)	(5,447)
Unrealized gain on cash flow hedging derivatives	1,994	1,994	5,981	1,356
Other comprehensive income (loss), (net of tax)	(9,149)	3,391	(7,104)	(4,091)
Total comprehensive income	$182,166	$178,378	$150,825	$180,393
Basic income per limited partner unit:
Weighted average limited partner units outstanding	56,078	55,948	56,062	55,922
Net income per limited partner unit	$3.41	$3.13	$2.82	$3.30
Diluted income per limited partner unit:
Weighted average limited partner units outstanding	56,591	56,365	56,631	56,392
Net income per limited partner unit	$3.38	$3.10	$2.79	$3.27

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Nine months ended
	9/24/2017	9/25/2016	9/24/2017	9/25/2016
Attendance (1)	12,428	12,492	21,293	21,472
In-park per capita spending	$48.73	$48.01	$47.24	$46.82
Out-of-park revenues	$65,103	$67,903	$120,165	$121,859

(1)
On a same-park basis (excluding a non-core, stand-alone water park that was closed in September 2016), attendance totaled 12.3 million visits for the three months ended September 25, 2016 and totaled 21.2 million visits for the nine months ended September 25, 2016.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Third Quarter Revenues;
Increases Quarterly Cash Distribution
November 2, 2017

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	9/24/2017	9/25/2016
Cash and cash equivalents	$249,946	$187,302
Total assets	$2,176,572	$2,083,109
Long-term debt, including current maturities:
Term debt	$723,385	$596,453
Notes	936,241	939,418
	$1,659,626	$1,535,871
Total partners' equity	$75,282	$105,447

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Nine months ended
	9/24/2017	9/25/2016	9/24/2017	9/25/2016
Net income	$191,315	$174,987	$157,929	$184,484
Interest expense	21,638	20,957	62,472	61,869
Interest income	(351)	(58)	(399)	(84)
Provision for taxes	73,747	62,918	63,769	65,339
Depreciation and amortization	70,060	64,685	126,237	118,175
EBITDA	356,409	323,489	410,008	429,783
Loss on early debt extinguishment	—	—	23,115	—
Net effect of swaps	(952)	1,650	3,717	8,902
Non-cash foreign currency (gain) loss	(29,156)	7,360	(34,985)	(23,535)
Non-cash equity compensation expense	3,126	2,160	9,728	6,909
Loss on impairment / retirement of fixed assets, net	1,347	1,355	3,057	5,382
Gain on sale of investment	(1,877)	—	(1,877)	—
Employment practice litigation costs	4,696	—	4,696	—
Other (1)	49	1	397	341
Adjusted EBITDA (2)	$333,642	$336,015	$417,856	$427,782

(1)
Consists of certain costs as defined in the Company's 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the 2017 Credit Agreement and the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided in the discussion of results of operations that follows as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233